                                                                    EXHIBIT 99.2

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549






                                   FORM 11-K
                                 ANNUAL REPORT






                       PURSUANT TO SECTION 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934






                   FOR THE PLAN YEAR ENDED DECEMBER 31, 1994






                         COMPUTER SCIENCES CORPORATION
                   CSC OUTSOURCING INC. HOURLY SAVINGS PLAN






                         COMPUTER SCIENCES CORPORATION
                            2100 EAST GRAND AVENUE
                         EL SEGUNDO, CALIFORNIA 90245

Item 1.   CHANGES IN THE PLAN
          -------------------

None


Item 2.   CHANGES IN INVESTMENT POLICY
          ----------------------------

None


Item 3.   CONTRIBUTIONS UNDER THE PLAN
          ----------------------------

Not applicable, since Computer Sciences Corporation (the "Company") contributions are nondiscretionary and are measured to the participants' contributions.

Item 4.   PARTICIPATING EMPLOYEES
          -----------------------

As of December 31, 1994, approximately 166 employees were eligible to participate in the Plan and approximately 136 employees participated.

Item 5.   ADMINISTRATION OF THE PLAN
          --------------------------

(a) The Plan is administered by a committee, consisting of officers or other employees of the Company appointed by the Board of Directors. The members of the committee serve at the pleasure of the Company's Board without compensation. Expenses incurred by the members of the committee in exercising their duties are currently paid by the Company, but if not paid by the Company in the future, may be charged to the Trust and allocated to participants' accounts as determined by the committee. At the present time, there are four members of the committee. The following is a list of their names, addresses and positions held with the Company.

Name                           Position or Office Held with Company
- ----                           ------------------------------------
Denis M. Crane                 Vice President and Controller

Hayward D. Fisk                Vice President, General Counsel and Secretary

Leon J. Level                  Vice President and Chief Financial Officer and
                               Director of the Company

L. Scott Sharpe                Vice President, Human Resources

The address of each committee member listed above is 2100 East Grand Avenue, El Segundo, California 90245.


(b) None of the members of the committee received any compensation from the Plan for services during the Plan year which ended December 31, 1994.

Item 6.   CUSTODIAN OF INVESTMENTS
          ------------------------

(a) The Bank of New York, One Wall Street, New York, New York 10286, was appointed the Trustee and custodian of the Plan's assets, pursuant to a Trust agreement entered into with the Company.

(b) Presently, the Company elects to pay expenses related to the operation of the Trust, such as Trustee's fees, internal administrative costs, recordkeeping fees for monitoring individual accounts, costs of voting solicitation and furnishing of stockholder communications, and costs of communications, materials and forms.

Certain administrative and operating expenses incurred for services rendered to the Plan during 1994 and 1993 were paid by the Company.

Expenses related to investment management fees, brokerage fees, transfer taxes and other expenses incidental to the purchase and sale of Trust assets were paid by the Trustee from the assets of the Plan during 1994 and 1993.

(c) The Bank of New York has the following insurance coverage:

(1) A Financial Institutions Bond including Electronic Computer Crime Coverage with per loss limits of $100,000,000 covers dishonesty of employees and forgery of securities, checks, drafts or other written instruments.

(2) An All-risk on Premises and Transit Policy with per loss limits of $500,000,000 provides coverage for loss or destruction of cash and securities on or off premises (including securities of others held in custody).

(3) Mail Insurance with per envelope limit of $10,000,000 for negotiable securities and $100,000,000 for non-negotiable securities provides coverage for all risk of physical loss of property sent by registered mail or overnight courier.

Item 7.   REPORTS TO PARTICIPATING EMPLOYEES
          ----------------------------------

During each quarter of the Plan year, each participant received an individual participant statement disclosing the status of his or her account during the preceding quarter (including the opening and closing balance, a breakdown of participant contributions, matching Company contributions, investment earnings and change in value of Company stock).

A copy of the prospectus dated as of February 28, 1989 relating to the Plan was distributed to each then-current participant. The prospectus describes the Plan, its operation and related matters, as included in the Company's Registration Statement on Form S-8, as amended from time to time, under the Securities Act of 1933.

The summary annual report of the Plan was distributed and will continue to be distributed to each participant within nine months or up to eleven months with extension, following the close of the Plan year.

Item 8.   INVESTMENT OF FUNDS
          -------------------

Since May 1992, the Plan's assets have been invested in a fixed income fund, a government bond fund, an active equity fund and in the common stock of the Company.

Any fees incidental to the management of the investments of a particular investment fund are netted against the return of that fund to the assets of the Plan.

Item 9.   FINANCIAL STATEMENTS AND EXHIBITS
           ---------------------------------

Description                                                                Page
- -----------                                                                ----
(a) Financial Statements:

   Independent Auditors' Report  .........................................  F-1

   Statements of Net Assets Available for Benefits
   As of December 31, 1994 and 1993  .....................................  F-2

   Statements of Changes in Net Assets Available for Benefits
   For the Years Ended December 31, 1994 and 1993  .......................  F-3

   Notes to Financial Statements  ........................................  F-4

(b) Exhibit:

   Independent Auditors' Consent  ........................................  E-1

                    [LETTERHEAD OF DELOITTE & TOUCHE LLP]

                         INDEPENDENT AUDITORS' REPORT

Employee Retirement Plan Committee
Computer Sciences Corporation
El Segundo, California:

We have audited the accompanying statements of net assets available for benefits of the Computer Sciences Corporation Outsourcing Inc. Hourly Savings Plan (the "Plan") as of December 31, 1994 and 1993, and the related statements of changes in net assets available for plan benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Plan as of December 31, 1994 and 1993, and the changes in its net assets available for benefits for the years then ended in conformity with generally accepted accounting principles.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules listed in Item 9 on page 3 are presented for the purpose of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan's management. Such schedules have been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.



/s/ DELOITTE & TOUCHE LLP

Los Angeles, California

June 2, 1995

                         COMPUTER SCIENCES CORPORATION
                   CSC OUTSOURCING INC. HOURLY SAVINGS PLAN

                           STATEMENTS OF NET ASSETS
                            AVAILABLE FOR BENEFITS

                                                                         DECEMBER 31
                                                             ---------------------------------
                                                                  1994              1993
                                                             ---------------   ---------------
ASSETS
Investments:
  Long-term Investments (Note 8)                             $    4,887,471    $    5,086,171
  Short-term Investments (Note 8)                                    47,691           119,794
                                                             ---------------   ---------------
Total Investments                                                 4,935,162         5,205,965
                                                             ---------------   ---------------

Receivables:
  Employee Contribution Receivable                                    9,355
  Employer Contribution Receivable                                   19,798            22,162
  Other Receivables                                                   6,597               297
                                                             ---------------   ---------------
Total Receivables                                                    35,750            22,459
                                                             ---------------   ---------------
 TOTAL ASSETS                                                     4,970,912         5,228,424
                                                             ---------------   ---------------
LIABILITIES
 Amounts Payable (Note 6)                                               867            37,282
 Forfeitures Payable                                                                    7,290
                                                             ---------------   ---------------
 TOTAL LIABILITIES                                                      867            44,572
                                                             ---------------   ---------------
NET ASSETS AVAILABLE FOR BENEFITS                            $    4,970,045    $    5,183,852
                                                             ===============   ===============

                      See notes to financial statements.

                         COMPUTER SCIENCES CORPORATION
                   CSC OUTSOURCING INC. HOURLY SAVINGS PLAN

                      STATEMENTS OF CHANGES IN NET ASSETS
                            AVAILABLE FOR BENEFITS

                                                                                       Year Ended December 31
                                                                           ------------------------------------------
                                                                                   1994                      1993
                                                                           ------------------        ----------------
ADDITIONS TO NET ASSETS ATTRIBUTABLE TO:
 Investment Income:
  Net Appreciation in Fair Value of Investments (Note 9)                   $       13,842             $      156,244
  Interest                                                                        204,954                    193,449
  Dividends                                                                       107,513                    104,355
  Investment Management Fees                                                      (17,043)                   (12,892)
                                                                           ---------------           ----------------
                                                                                  309,266                    441,156
                                                                           ---------------           ----------------

 Contributions:
  Employee                                                                        303,453                    316,779
  Employer                                                                        136,174                    147,486
  Forfeitures & Other (Note 1)                                                     (2,769)                    (7,887)
  Transfers To Other Plans (Note 7)                                                                          (40,056)
                                                                           ---------------           ----------------
                                                                                  436,858                    416,322
                                                                           ---------------           ----------------
   TOTAL ADDITIONS                                                                746,124                    857,478
                                                                           ---------------           ----------------

DEDUCTIONS FROM NET ASSETS ATTRIBUTABLE TO:
 Distributions to Participants (Note 1 & 6)                                       959,931                    202,808
                                                                           ---------------           ----------------
   TOTAL DEDUCTIONS                                                               959,931                    202,808
                                                                           ---------------           ----------------
   NET INCREASE (DECREASE)                                                       (213,807)                   654,670

NET ASSETS AVAILABLE FOR BENEFITS:
 Beginning of Year                                                              5,183,852                  4,529,182
                                                                           ---------------           ----------------
 End of Year                                                               $    4,970,045             $    5,183,852
                                                                           ===============           ================

                       See notes to financial statements.

                         COMPUTER SCIENCES CORPORATION
                   CSC OUTSOURCING INC. HOURLY SAVINGS PLAN

                         NOTES TO FINANCIAL STATEMENTS
                   FOR THE TWO YEARS ENDED DECEMBER 31, 1994


Note 1.   Description of the Plan
          -----------------------

The following brief description of the CSC Outsourcing Inc. Hourly Savings Plan (the "Plan") formerly the TMD Hourly Savings Plan, of Computer Sciences Corporation (the "Company") is provided for general information purposes only. Participants should refer to the Plan document for more complete information.

The Plan became effective May 2, 1992, as a result of the Company acquiring the Data Systems Division of General Dynamics Corporation. The Plan is administered by a committee consisting of four officers who are appointed by the Board of Directors of the Company and serve without compensation, being reimbursed by the Company for all expenditures incurred in the discharge of their duties as members of the committee. The committee has the power to interpret, construe and administer the Plan and to decide any dispute which may arise under the Plan. The Trustee, The Bank of New York, administers the Plan pursuant to a Trust Agreement entered into with the Company. Certain administrative expenses (including Trustee fees) incurred for services rendered to the Plan are paid by the Company.

The Plan is a voluntary, contributory, defined contribution plan and is intended to satisfy the requirements of Section 401(a) and 401(k) of the Internal Revenue Code (the "Code").

The Company reserves the right to terminate the Plan at anytime. Upon such termination, the participants' rights to the Company's contributions vest immediately and the account balances are fully paid to the participants.

Eligibility and Participation
- -----------------------------

Employees are eligible to participate on specified enrollment dates if they satisfy the Plan's service requirements, are an hourly paid employee of CSC Outsourcing Inc. and are a member of a collective bargaining unit for which participation in this Plan has been provided by negotiated agreement. A rehired eligible employee may receive service credit for his or her previous employment and is eligible to rejoin the Plan on the next enrollment date.

There were approximately 136 participating employees at December 31, 1994.

Employee and Company Contributions
- ----------------------------------

A participant may authorize before-tax and after-tax contributions to the Plan subject to a maximum level of contributions (a certain percentage of base earnings), as specified by the bargaining agreement covering the employee. Depending on the investment election option the participant elects, the Company will contribute, and forward to the Trust fund $0.50 for each $1.00 of the employee matched contribution together with the participant's before-tax and after-tax contribution.

                         COMPUTER SCIENCES CORPORATION
                   CSC OUTSOURCING INC. HOURLY SAVINGS PLAN

                         NOTES TO FINANCIAL STATEMENTS
                   FOR THE TWO YEARS ENDED DECEMBER 31, 1994


Participants in certain bargaining units who direct 100 percent of their contributions to the Plan's stock fund will receive a monthly matching contribution of $1.00 for each $1.00 of employee matched contributions. Participants under certain bargaining units may contribute additional unmatched contributions at various percentages of base earnings to a maximum specified by the union agreement covering the employee but only if a participant contributes the maximum matched percentage for which he or she is eligible. The employees' base earnings deferred and contributed to the Trust fund cannot exceed $9,240 for calendar year 1994, the maximum allowable under the Code. Annual after-tax contributions to the Plan (including employee and Company matching contributions) are limited to $30,000 for each participant. Any compensation deferral in excess of $9,240 and any after-tax contributions with matching Company contributions in excess of $30,000, together with income allocable to those excess contributions will be returned to a participant. Any matching Company contributions attributable to any excess contribution, and income allocable thereto, will either be returned to the Company or applied to reduce future matching Company contributions.

The Plan does not permit employees to rollover a qualified distribution from another Plan.

Vesting of Participants' Interests/Forfeitures
- ----------------------------------------------

Participants are 100 percent vested at all times in their before-tax and after-tax contribution accounts. Company matching contributions and investment earnings thereon vest according to a five-year cliff vesting schedule as shown in the following table:

    Number of Full Years of Service                        Vested Interest in Matching Contribution
    -------------------------------                        ----------------------------------------
                   1  ................................................         0%
                   2  ................................................         0%
                   3  ................................................         0%
                   4  ................................................         0%
                   5 or more  ........................................       100%

The vesting schedule is overridden under extraordinary circumstances as specified in the Plan document, in which the participant (or beneficiary(ies)) immediately becomes fully vested in all employer contributions and earnings, regardless of his or her number of years of service.

Any nonvested balances will be immediately forfeited from the participant's account at termination.

                         COMPUTER SCIENCES CORPORATION
                   CSC OUTSOURCING INC. HOURLY SAVINGS PLAN

                         NOTES TO FINANCIAL STATEMENTS
                   FOR THE TWO YEARS ENDED DECEMBER 31, 1994

Distributable Amounts, Withdrawals and Refunds
- ----------------------------------------------

The entire balance in all accounts is distributed to participants who retire, die, become disabled, are laid-off for four consecutive weeks, are discharged without fault, or who involuntarily enter military service. Participants who terminate for other reasons receive their vested balances. Nonvested balances are forfeited immediately. The amounts distributed during 1994 and 1993 totaled $959,931 and $74,825, respectively.

While still an employee, a participant may make an in-service withdrawal of all or a portion of his or her after-tax contributions, subject to frequency of withdrawal penalties, as well as vested Company matching contributions, plus the earnings on those amounts. Upon at least a 30 day written notice to the Committee, a participant may make a hardship withdrawal of his or her before-tax and after-tax contributions, as well as vested Company matching contributions if the Committee finds, after considering the participant's request, that an adequate financial hardship and resulting need for such amount has been demonstrated by the participant. Both types of withdrawals are subject to certain restrictions as described in the Plan document. These withdrawals amounted to $ -0- in 1994, and $127,984 in 1993.

Federal Income Tax Consequences
- -------------------------------

The Plan is intended to qualify under Section 401(a) of the Code and, with respect to its qualified cash or deferred arrangement, under Section 401(k) of the Code. Since the requirements of Section 401(k) of the Code are satisfied, the following tax consequences result:

(i) A participant would not be subject to federal income tax on Company contributions to the Plan or on income or realized gains in Plan Accounts attributable to the participant until a distribution from the Plan is made to him or her.

(ii) The participant would be able to exclude from his or her income for federal income tax purposes, the amount of his or her compensation deferral contributions, subject to a maximum exclusion of $9,240 for 1994 and $8,994 for 1993 taxable years of the participant.

(iii) On distribution of a participant's vested interest in the Plan, the participant generally would be subject to federal income taxation, except that:
(1) tax on "net unrealized appreciation" on any Company stock distributed as a part of a "lump sum distribution" generally would be deferred until the participant disposes of such stock, and (2) tax may be deferred to the extent the participant is eligible for and complies with certain rules permitting the "rollover" of a qualifying distribution to another retirement plan, or individual retirement account.

                         COMPUTER SCIENCES CORPORATION
                   CSC OUTSOURCING INC. HOURLY SAVINGS PLAN

                         NOTES TO FINANCIAL STATEMENTS
                   FOR THE TWO YEARS ENDED DECEMBER 31, 1994


Note 2.   Summary of Significant Accounting Policies
          ------------------------------------------

The accounting and reporting policies followed in preparation of the financial statements of the Plan of the Company conform with generally accepted accounting principles. The following is a summary of the significant policies.

Assets of the Plan
- ------------------

The assets of the Plan are held in a trust with five sub-accounts, of which four represent the investment options. The investment income in the respective sub-accounts is allocated to the participants. Contributions to, and payments from, the Plan are specifically identified to the applicable sub-accounts within the Trust.

Security Transactions
- ---------------------

Security transactions are accounted for on a trade date basis. Dividend income is recorded on the ex-dividend date. Interest income is accounted for on the accrual basis.

In general, participants in the Stock Fund receive distributions in certificates for shares of the common stock of the Company.

Valuation of Investment Securities
- ----------------------------------

Investments in common stocks and mutual funds are stated at fair value based upon closing sales prices reported on recognized securities exchanges on the last business day of the plan year or, for the listed securities having no sales reported and for unlisted securities, upon last reported bid prices on that date. Investments in certificates of deposit, money market funds and corporate debt instruments (commercial paper) are stated at cost which approximates fair value.

Valuation of Interest in Pooled Separate Accounts
- -------------------------------------------------

The Plan's interest in pooled separate accounts represent guaranteed investment contracts. The guaranteed investment contracts are valued at contract value. Contract value represents contributions made by participants, plus interest at the contract rates, less withdrawals or transfers by participants.

                         COMPUTER SCIENCES CORPORATION
                   CSC OUTSOURCING INC. HOURLY SAVINGS PLAN

                         NOTES TO FINANCIAL STATEMENTS
                   FOR THE TWO YEARS ENDED DECEMBER 31, 1994


Note 3.   Income Tax Status
          -----------------

The Company has received a favorable determination letter from the Internal Revenue Service substantiating that the Plan, as amended, qualifies under
Section 401(a) of the Code and, with respect to its qualified cash or deferred arrangement, under Section 401(k) of the Code.

Note 4.   Investment Funds
          ----------------

The investment funds of the Plan are as follows:

Participant contributions - Subject to rules the bargaining units have adopted, each participant has the right to designate one or more of the following investment funds established by the Committee for the investment of his or her compensation deferral contributions and after-tax contributions in percentages determined by the bargaining units.

The Fixed Income Fund.

The fund is invested in contracts with insurance companies and other financial institutions. These institutions assure repayment of principal with interest at a fixed rate of return for the life of each contract. This is a commitment by the insurance company or the financial institution to make agreed upon payments and that agreement is not secured, insured or guaranteed by the Company or any other third party. The interest income earned by these contracts is reported as a blended rate.

Government Bond Fund.

This fund is invested in bonds issued or guaranteed by the U.S. Government or U.S. Government agencies. The fund is actively managed with a three to five year intermediate objective. Because these bonds are actively traded, market value gains and losses may occur in this fund. Assets of the fund are managed by an institutional investment manager.

The Active Equity Fund.

The fund is invested with Brinson Trust Company. The Brinson Trust U.S. Equity Portfolio is invested in common stocks traded in the U.S. The fund's objective is to maximize total return which consists of capital appreciation and current income. The fund's investment philosophy is to utilize the firm's extensive in-house research in the stock selection process.

                         COMPUTER SCIENCES CORPORATION
                   CSC OUTSOURCING INC. HOURLY SAVINGS PLAN

                         NOTES TO FINANCIAL STATEMENTS
                   FOR THE TWO YEARS ENDED DECEMBER 31, 1994


The Company Stock Fund.

Amounts allocated to this investment alternative will be used to purchase shares of CSC common stock which will be held for the benefit of the participant. The performance of this investment will depend upon the performance of CSC's stock. The Trustee may purchase Company stock on national securities exchanges or elsewhere.

Participants may change their investment elections as of any enrollment date if at least a 30 day prior notice is given. However, participants under certain circumstances may be eligible to change their investment elections within a 30 day window period. Participants may transfer their existing account balances in 25 percent increments. Transfer elections are effective on the first quarterly enrollment date following receipt of a 30 day prior notice from the participant.

Company contributions - In accordance with the provisions of the Plan, the Trustee must promptly invest matching Company contributions paid into the Trust Fund in the same fund as the participant contributions.

Number of Participants
- ----------------------

The approximate number of participants having account balances in each of the four separate funds at December 31, 1994 was as follows:


         Investment Fund                 Number of Participants
         ---------------                 ----------------------
    The Fixed Income Fund...................        131
    The Government Bond Fund................         72
    The Active Equity Fund..................         79
    The Company Stock Fund..................         21

The sum of the number of participants shown above is greater than the total number of participants in the Plan because many are participating in more than one fund.

Note 5.   Participant Loans
          -----------------

The Plan has a loan provision in place which is available to participants covered by certain bargaining units. No loans were outstanding as of December 31, 1994.

                         COMPUTER SCIENCES CORPORATION
                   CSC OUTSOURCING INC. HOURLY SAVINGS PLAN

                         NOTES TO FINANCIAL STATEMENTS
                   FOR THE TWO YEARS ENDED DECEMBER 31, 1994


Note 6.   Benefits Payable
          ----------------

In 1993, the Plan changed its method of accounting for benefits payable to comply with the 1993 AICPA Audit and Accounting Guide, Audits of Employee
                                                       ------------------
Benefit Plans. The new guidance requires that benefits payable to persons who
- -------------
have withdrawn from participation in a defined contribution plan be disclosed in the footnotes to the financial statements rather than be recorded as a liability of the Plan. As of December 31, 1994 and 1993, net assets available for benefits included benefits of $76,361 and $52,191, respectively, due to participants who have withdrawn from participation in the Plan.

Note 7.   Transfers to Other Plans
          ------------------------

On May 4, 1993, the Plan transferred back to General Dynamics Corporation ("GD")
$40,056.   This amount represents the transfer to GD of the assets of certain employees regarding the settlement of a grievance in which these employees transferred to their former employer, GD, along with their respective plan assets.

                         COMPUTER SCIENCES CORPORATION
                   CSC OUT SOURCING INC. HOURLY SAVINGS PLAN

                         NOTES TO FINANCIAL STATEMENTS
                   FOR THE TWO YEARS ENDED DECEMBER 31,1994

Note 8.   Investments 1994
          ----------------

                                              PRINCIPAL
                                               AMOUNT                                  FAIR
                                              OR SHARES             COST               VALUE
                                           ---------------    -----------------   -----------------
FIXED INCOME FUND
 Guaranteed Investment Contracts.
  Hartford Life                             $   1,547,509      $     1,547,509     $     1,547,509
  Canada Life Insurance Company                    57,455               57,455              57,455
  Capital Holdings Corporation                        259                  259                 259
  Pacific Mutual Life Insurance                   134,343              134,343             134,343
  Provident National Assurance                    708,666              708,666             708,666
  Protective Life                                  43,209               43,209              43,209
  Prudential Life Insurance Company                81,416               81,416              81,416
 Actively Managed Bond Fund
  Payden & Rygel                                    9,146                8,577               7,697
  Payden & Rygel Short-Term Fund                    1,449                1,449               1,449
 BNY Short-Term Money Market Fund                  42,054               42,054              42,054

GOVERNMENT BOND FUND
 Mellon Intermediate Government Bond Fund
  Government Bond Fund                     sh.     12,291            1,288,050           1,248,149
  Cash Management Fund                                 71                   71                  71
 BNY Short-Term Money Market Fund                   1,178                1,178               1,178

ACTIVE EQUITY FUND
 Brinson Trust Company, Inc.
  U.S. Equity Portfolio                    sh.      4,181              645,980             747,822
  U.S. Cash Management Fund                           386                  386                 386
 BNY Short-Term Money Market Fund                   1,571                1,571               1,571

COMPANY STOCK FUND
  Computer Sciences Common Stock           sh.      6,097              157,782             310,946
 BNY Short-Term Money Market Fund                     982                  982                 982
                                                              -----------------   -----------------
                                                               $     4,720,937     $     4,935,162
                                                              =================   =================

TOTAL LONG-TERM INVESTMENTS                                    $     4,673,246     $     4,887,471
TOTAL SHORT-TERM INVESTMENTS                                            47,691              47,691
                                                              -----------------   -----------------
                                                               $     4,720,937     $     4,935,162
                                                              =================   =================

                         COMPUTER SCIENCES CORPORATION
                   CSC OUT SOURCING INC. HOURLY SAVINGS PLAN

                         NOTES TO FINANCIAL STATEMENTS
                   FOR THE TWO YEARS ENDED DECEMBER 31,1994


Note 8.   Investments 1993
          ----------------

                                               PRINCIPAL
                                                AMOUNT                                   FAIR
                                               OR SHARES              COST               VALUE
                                            ---------------    -----------------   -----------------
FIXED INCOME FUND
 Guaranteed Investment Contracts
  Hartford Life                              $   1,654,457      $     1,654,457     $     1,654,457
  Canada Life Insurance Company                     64,405               64,405              64,405
  Capital Holdings Corporation                         246                  246                 246
  Pacific Mutual Life Insurance                    140,664              140,664             140,664
  Provident National Assurance                     735,446              735,446             735,446
  Protective Life                                   45,761               45,761              45,761
  Prudential Life Insurance Company                 86,136               86,136              86,136
 B of A Short-Term Money Market Fund                70,378               70,378              70,378

GOVERNMENT BOND FUND
 Harris Bank Collective Inventory Fund
  Government Bond Fund                      sh.      4,773            1,305,108           1,306,002
  Cash Management Fund                                 124                  124                 124
 B of A Short-Term Money Market Fund                26,628               26,628              26,628

ACTIVE EQUITY FUND
 Brinson Trust Company, Inc.
  U.S. Equity Portfolio                     sh.      4,703              690,717             823,408
  U.S. Cash Management Fund                            696                  696                 696
 B of A Short-Term Money Market Fund                14,404               14,404              14,404

COMPANY STOCK FUND
  Computer Sciences Common Stock            sh.      6,924              161,548             229,646
 B of A Short-Term Money Market Fund                 7,564                7,564               7,564
                                                               -----------------   -----------------
                                                                $     5,004,282     $     5,205,965
                                                               =================   =================

TOTAL LONG-TERM INVESTMENTS                                     $     4,884,488     $     5,086,171
TOTAL SHORT-TERM INVESTMENTS                                            119,794             119,794
                                                               -----------------   -----------------
                                                                $     5,004,282     $     5,205,965
                                                               =================   =================

                         COMPUTER SCIENCES CORPORATION
                   CSC OUTSOURCING INC. HOURLY SAVINGS PLAN

                         NOTES TO FINANCIAL STATEMENTS
                  FOR THE TWO YEARS ENDED DECEMBER 31, 1994

Note 9.   Statements of Net Assets Available for Benefits by Fund
          -------------------------------------------------------

                                                            December 31, 1994
                                          -------------------------------------------------------
                                               Fixed             Government          Active
                                               Income               Bond             Equity
                                          -----------------  -----------------  -----------------
ASSETS
 Long-term Investments                     $     2,580,553    $     1,248,149    $       747,822
 Short-term Investments                             43,503              1,249              1,957
 Other Assets                                       20,764              9,148              6,413
 Interfund Transfers                                  (583)                 4                181
                                          -----------------  -----------------  -----------------
   Total Assets                                  2,644,237          1,258,550            756,373
Liabilities
 Amounts Payable                                         4                268                595
                                          -----------------  -----------------  -----------------
 Forfeitures Payable
   Total Liabilities                                     4                268                595
                                          -----------------  -----------------  -----------------
Net Assets Available for Benefits          $     2,644,233    $     1,258,282    $       755,778
                                          =================  =================  =================

                                           December 31, 1994
                                           -----------------
                                                Company
                                                 Stock
ASSETS
 Long-term Investments                      $       310,947
 Short-term Investments                                 982
 Other Assets                                          (575)
 Interfund Transfers                                    398
                                           -----------------
   Total Assets                                     311,752
Liabilities
 Amounts Payable
                                           -----------------
 Forfeitures Payable
   Total Liabilities
                                           -----------------
Net Assets Available for Benefits           $       311,752
                                           =================

                                                                       December 31, 1993
                                           ---------------------------------------------------------------------------
                                                Liquid               Fixed           Government           Active
                                                Reserve              Income             Bond              Equity
                                           -----------------   -----------------  -----------------  -----------------
ASSETS
 Long-term Investments                                          $     2,727,114    $     1,306,003    $       823,408
 Short-term Investments                              20,921              49,457             26,752             15,100
 Other Assets                                            42              13,588              2,959              3,681
 Interfund Transfers                                 (5,856)               (719)            (2,344)              (129)
                                           -----------------   -----------------  -----------------  -----------------
   Total Assets                                      15,107           2,789,440          1,333,370            842,060
Liabilities
 Amounts Payable                                     15,107                                      1             22,000
 Forfeitures Payable                                                      3,985                                 3,305
                                           -----------------   -----------------  -----------------  -----------------
   Total Liabilities                                 15,107               3,985                  1             25,305
                                           -----------------   -----------------  -----------------  -----------------
Net Assets Available for Benefits          $                    $     2,785,455    $     1,333,369    $       816,755
                                           =================   =================  =================  =================

                                           December 31, 1993
                                           -----------------
                                               Company
                                                Stock
                                           -----------------
ASSETS
 Long-term Investments                      $       229,646
 Short-term Investments                               7,564
 Other Assets                                         2,189
 Interfund Transfers                                  9,048
                                           -----------------
   Total Assets                                     248,447
Liabilities
 Amounts Payable                                        174
 Forfeitures Payable
                                           -----------------
   Total Liabilities                                    174
                                           -----------------
Net Assets Available for Benefits           $       248,273
                                           =================

                      COMPUTER SCIENCES CORPORATION
                  CSC OUTSOURCING INC. HOURLY SAVINGS PLAN

                       NOTES TO FINANCIAL STATEMENTS
                FOR THE TWO YEARS ENDED DECEMBER 31, 1994

Note 9.   Statements of Changes in Net Assets Available for Benefits by Fund
          ------------------------------------------------------------------

                                                                                 YEAR ENDED DECEMBER 31, 1994
                                                ------------------------------------------------------------------------------------
                                                   LIQUID            FIXED          GOVERNMENT         ACTIVE            COMPANY
                                                   RESERVE           INCOME            BOND            EQUITY             STOCK
                                                -------------    -------------    -------------     -------------     --------------
ADDITIONS TO NET ASSETS ATTRIBUTABLE TO:
 Investment Income
   Net Appreciation in Fair Value of Investments                  $      (918)     $  (102,164)      $     2,517       $   114,407
   Interest Income                               $       145          201,897            2,139               506               267
   Dividend Income                                                                      87,851            19,662
   Investment Management Fees                         (3,858)            (236)          (9,000)           (3,949)
                                                -------------    -------------    -------------     -------------     -------------
                                                      (3,713)         200,743          (21,174)           18,736           114,674
                                                -------------    -------------    -------------     -------------     -------------
 Contributions
   Employee                                              (93)         183,041           45,022            57,341            18,142
   Employer                                                            77,597           17,010            25,326            16,241
   Employee Rollovers
   Forfeitures & Other                                                 (1,546)                            (1,223)
   Transfers From Other Plans
   Interfund Transfers                                 3,806           (7,239)          (2,884)           (1,518)            7,836
                                                -------------    -------------    -------------     -------------     -------------
                                                       3,713          251,853           59,148            79,926            42,219
                                                -------------    -------------    -------------     -------------     -------------
     TOTAL ADDITIONS                                                  452,596           37,974            98,662           156,893
                                                -------------    -------------    -------------     -------------     -------------

DEDUCTIONS TO NET ASSETS ATTRIBUTABLE TO:
 Distributions to Participants                                        593,817          113,060           159,639            93,414
                                                -------------    -------------    -------------     -------------     -------------
     TOTAL DEDUCTIONS                                                 593,817          113,060           159,639            93,414
                                                -------------    -------------    -------------     -------------     -------------
      NET INCREASE                                                   (141,221)         (75,086)          (60,977)           63,479
                                                -------------    -------------    -------------     -------------     -------------
Net Assets Available for Benefits:
 Beginning of Year                                                  2,785,455        1,333,369           816,755           248,273
                                                -------------    -------------    -------------     -------------     -------------
 End of Year                                    $                 $ 2,644,233      $ 1,258,282       $   755,778       $   311,752
                                                =============    =============    =============     =============     =============

                         COMPUTER SCIENCES CORPORATION
                   CSC OUTSOURCING INC. HOURLY SAVINGS PLAN

                         NOTES TO FINANCIAL STATEMENTS
                   FOR THE TWO YEARS ENDED DECEMBER 31, 1994

Note 9.   Statements of Changes in Net Assets Available for Benefits by Fund
          ------------------------------------------------------------------

                                                                          YEAR ENDED DECEMBER 31, 1993
                                                ------------------------------------------------------------------------------------
                                                    LIQUID             FIXED          GOVERNMENT         ACTIVE           COMPANY
                                                    RESERVE           INCOME             BOND            EQUITY            STOCK
                                                --------------    --------------    --------------    --------------   -------------
ADDITIONS TO NET ASSETS ATTRIBUTABLE TO:
 Investment Income
   Net Appreciation (Depreciation) In
     Fair Value of Investment                                                        $     18,463      $     88,525     $    49,256
   Interest Income                              $         353      $    192,045               631               157             263
   Dividend Income                                                                         87,284            17,071
   Investment Management Fees                          (7,616)                             (2,500)           (2,776)
                                                --------------    --------------    --------------    --------------   -------------
                                                       (7,263)          192,045           103,878           102,977          49,519
                                                --------------    --------------    --------------    --------------   -------------

 CONTRIBUTIONS
   Employee                                             5,346           195,668            50,730            56,827           8,208
   Employer                                                              94,313            18,854            22,443          11,876
   Employee Rollovers
   Forfeitures & Other                                                   (4,551)                             (3,336)
   Transfers From Other Plans                                           (26,376)           (8,225)           (5,087)           (368)
   Interfund Transfers                                  1,876            20,034           (21,002)           (7,289)          6,381
                                                --------------    --------------    --------------    --------------   -------------
                                                        7,222           279,088            40,357            63,558          26,097
                                                --------------    --------------    --------------    --------------   -------------
     TOTAL ADDITIONS                                      (41)          471,133           144,235           166,535          75,616
                                                --------------    --------------    --------------    --------------   -------------

DEDUCTIONS TO NET ASSETS ATTRIBUTABLE TO:
 Distributions to Participants                                          106,769            39,989            51,234           4,816
                                                --------------    --------------    --------------    --------------   -------------
     TOTAL DEDUCTIONS                                                   106,769            39,989            51,234           4,816
                                                --------------    --------------    --------------    --------------   -------------
      NET INCREASE                                        (41)          364,364           104,246           115,301          70,800
                                                --------------    --------------    --------------    --------------   -------------

NET ASSETS AVAILABLE FOR BENEFITS:
 Beginning of Year                                         41         2,421,091         1,229,123           701,454         177,473
                                                --------------    --------------    --------------    --------------   -------------
 End of Year                                    $                  $  2,785,455      $  1,333,369      $    816,755     $   248,273
                                                ==============    ==============    ==============    ==============   =============